                            SECOND RESTATEMENT OF THE
                 FIFTH AMENDED AND RESTATED LINE OF CREDIT NOTE

$5,500,000                                     As of November 12, 1999
                                               Restated on March 24, 2000
                                               Further restated August 11, 2000


         FOR VALUE RECEIVED, BLONDER TONGUE LABORATORIES, INC., a Delaware corporation (the "Borrower"), hereby promises to pay to the order of FIRST UNION NATIONAL BANK (the "Bank") on the Termination Date the principal amount of FIVE MILLION FIVE HUNDRED THOUSAND DOLLARS ($5,500,000) or, if less, the aggregate outstanding principal under the Line of Credit extended under the Fifth Amended and Restated Loan Agreement dated November 12, 1999 by and between the Borrower and the Bank as amended by the First Amendment and Waiver to the Fifth Amended and Restated Loan Agreement dated March 24, 2000 and the Second Amendment and Waiver to the Fifth Amended and Restated Loan Agreement dated the date hereof as may be further amended, modified or restated from time to time (the "Loan Agreement"). Terms capitalized but not defined herein shall have the meanings given to them respectively in the Loan Agreement. Reference is made to the Loan Agreement for a statement of the terms and conditions under which the loans evidenced hereby have been made, secured, and may be prepaid or accelerated. This Note amends and restates and replaces (but does not discharge) the obligations of the Borrower under the Fifth Amended and Restated Line of Credit Note dated as of November 12, 1999, as such note has been amended, modified and/or extended.

         Until maturity (whether by acceleration or otherwise) interest shall accrue on the outstanding principal balance hereof at the rate set forth in the Loan Agreement. Interest shall be calculated on the basis of a 360-day year, counting the actual number of days elapsed. Subsequent to maturity or the occurrence of any Event of Default, and continuing after entry of any judgment against the Borrower with respect to the obligations evidenced by this Note, interest shall accrue at an annual rate which shall be two percent (2%) above the rate of interest otherwise payable hereunder. Accrued interest shall be payable monthly on the first day of each month commencing with the month immediately following date hereof and if not paid when due, shall be added to the principal. All amounts payable by the Borrower to the Bank hereunder shall be paid directly to the Bank at 190 River Road, Summit, New Jersey 07901 (or at such other address of which the Bank shall give notice to the Borrower in accordance with the Loan Agreement) in immediately available funds.

         The Borrower hereby waives the requirements of demand, presentment, protest, notice of protest and dishonor and all other demands or notices of any kind in connection with the delivery, acceptance, performance, default, dishonor or enforcement of this Note. The internal law of the State of New Jersey shall govern the construction, interpretation and enforcement of this Note.

         This note amends, restates, replaces and continues (but is not a novation or repayment of) the First Restatement of the Fifth Amended and Restated Line of Credit Note dated March 24, 2000.

         IN WITNESS WHEREOF, and intending to be legally bound hereby, the Borrower has caused this Note to be executed by its duly authorized officer as of the day and year first above written.

                                          BLONDER TONGUE LABORATORIES, INC.

                                          By:  /s/James A. Luksch
                                               -------------------------------
                                               Name:  James A. Luksch
                                               Title:  President